Exhibit 99.1

Contact: Frances G. Rathke, CFO

Tel: (802) 882-2300

Green Mountain Coffee Roasters, Inc.

Announces Pricing of its Common Stock Offering

WATERBURY, VT (August 7, 2009) – Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced that it has priced its public offering of 5,000,000 shares of its common stock at a price to the public of $67.25 per share. Additionally, the Company has granted the underwriters a 30-day option to purchase up to 750,000 additional shares of common stock to cover overallotments, if any, at the price to the public less the underwriting discount. Subject to customary conditions, the offering is expected to close on or about August 12, 2009. The net proceeds to the Company, after deducting the underwriting discount and other estimated offering expenses, are expected to be approximately $321.4 million (exclusive of the underwriters’ overallotment option). BofA Merrill Lynch is serving as sole book-running manager of the offering. Canaccord Adams is serving as co-lead manager of the offering. William Blair & Company, SunTrust Robinson Humphrey and Janney Montgomery Scott are serving as co-managers of the offering.

The Company intends to use the net proceeds from the offering to repay debt, including part of the outstanding balance under its credit facility, and the remainder for general corporate purposes.

To obtain a copy of the prospectus and the final prospectus supplement for this offering, please contact: BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, telephone 212-449-1000, attention: Prospectus Department; Canaccord Adams, 99 High Street, 12th Floor, Boston, MA 02110, telephone 800-225-6201, attention: Syndicate Department; William Blair & Company, 222 West Adams Street, Chicago, IL 60606, telephone: 312-236-1600, attention: Syndicate; SunTrust Robinson Humphrey, 3333 Peachtree Rd. NE, Atlanta, GA 30326, telephone: 404-926-5463 or by e-mail at prospectus@rhco.com; or Janney Montgomery Scott, 60 State Street, 35th Floor, Boston, MA 02109, attention: Equity Syndicate Department or prospectus@jmsonline.com, telephone: 617-557-2971.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Certain statements contained herein including the expected date of closing, the expected net proceeds and the expected use of net proceeds are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual events or results could differ materially from those stated here. These forward-looking statements reflect management’s expectations as of the date of this press release and are subject to certain risks and uncertainties, including that the proposed offering is subject to closing conditions. The Company does not undertake to revise these statements to reflect subsequent developments.